Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-164446) and Form S-8 (No. 333-159387, No. 333-576, No. 333-24929, No. 333-31397, No. 333-134394 and No. 333-134395) of The Hanover Insurance Group, Inc. of our report dated February 23, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts

February 23, 2011